FOR IMMEDIATE RELEASE

CONTACT:
Maria Diecidue                                       Christa Carroll
SSA Global                                           Edelman Public Relations
1-312-258-6189                                       1-312-233-1302
MARIA.DIECIDUE@SSAGLOBAL.COM                         CHRISTA.CARROLL@EDELMAN.COM



                     EXE TECHNOLOGIES, INC. ANNOUNCED MERGER
                       WITH SSA GLOBAL TECHNOLOGIES, INC.

         DALLAS,  TEXAS (December 19, 2003)-- EXE  Technologies,  Inc.  (NASDAQ:
EXEE), announced that its stockholders have approved an Agreement and Plan of Merger with SSA Global Technologies, INC. (TM), a worldwide enterprise software solutions and services vendor. In accordance with the terms of the agreement, a subsidiary of SSA Global was merged into EXE Technologies, and all holders of EXE Technologies outstanding common stock will receive $7.10 in cash, without interest. EXE Technologies and SSA Global have appointed EquiServe Trust Company, N.A., and EquiServe, Inc. as the paying agents for payment of the merger consideration. EXE Technologies anticipates that the paying agents will contact stockholders soon with instructions on how to receive payment for the shares. Stockholders do not need to take any action regarding their shares until contacted by the paying agents.

         EXE Technologies will operate as wholly owned subsidiary of SSA Global Technologies, Inc. As a result of the merger, shares of EXE Technologies common stock will be de-listed from NASDAQ and de-registered with the Securities and Exchange Commission.

         ABOUT EXE TECHNOLOGIES

         EXE Technologies, Inc. is a leading provider of supply chain execution software solutions that deliver the vital, frontline supply chain intelligence to drive customer execution decisions and processes. EXE products and services help customers worldwide reduce inventory and operational costs while increasing customer loyalty and satisfaction. The company provides global service and support from offices located in North America, Europe, the Middle East, Asia and Australia. For more information about EXE Technologies, Inc., visit www.exe.com.

         ABOUT SSA GLOBAL

         SSA Global (TM) is a leading provider of extended enterprise resource planning (ERP) solutions for manufacturing, services, and public organizations worldwide. In addition to core ERP applications, SSA Global offers a full range of integrated extended solutions including corporate performance management, customer relationship management, product lifecycle management, supply chain management and supplier relationship management. Headquartered in Chicago, SSA Global has 121 worldwide offices and its product offerings are used by approximately 16,000 customers that represent market-leading companies in over 90 countries. For additional information, visit the SSA Global web site at www.ssaglobal.com.

         SSA Global (TM) is the new corporate brand for product lines and subsidiaries of SSA Global Technologies, Inc.

         SSA Global, SSA Global Technologies and SSA GT are trademarks of SSA Global Technologies, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.


                                       ###